EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Second Quarter 2019 Financial Results

MIDVALE, Utah, Aug. 28, 2019 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced financial results for the thirteen and twenty-six weeks ended August 3, 2019.

Jon Barker, Chief Executive Officer, stated, “We are pleased with our second quarter results, which were above our expectations on the top line, including a comparable store sales increase of 1.7%, and towards the high end of our outlook on the bottom line. This performance is a testament to our strong competitive positioning, as we remain one of few national retailers dedicated to outdoor sports, including hunting, with an expansive breadth of assortment at everyday low prices and a high level of customer service. This, combined with the ongoing success of our merchandising initiatives, customer acquisition and engagement focus, and omni-channel strategy, is driving our outperformance relative to the industry.”

Mr. Barker continued, “We will continue to focus on our strategic growth priorities in the second half of the year with an increased focus on innovation through various initiatives including a small format concept test shop, expansion of our partnerships with select licensed firearms dealers across the country, and the continued roll out of our used firearm program. We expect continued progress against these strategic priorities which, combined with our omni-channel focus, will reinforce our competitive positioning and drive market share gains.”

For the thirteen weeks ended August 3, 2019:

  Net sales increased by 4.2% to $211.8 million from $203.3 million in the second quarter of fiscal year 2018 primarily due to new store openings and increased demand for firearms and ammunition due to legislative changes in some states in which the Company operates. Same store sales increased by 1.7% from the comparable prior year period.

  Income from operations was $9.8 million compared to $13.2 million in the second quarter of fiscal year 2018. Adjusted income from operations was $10.0 million in the second quarter of fiscal 2019, which excludes expenses related to the recruitment and hiring of various key members of the senior management team. Adjusted income from operations was $13.2 million in the second quarter of fiscal 2018. (see “GAAP and Non-GAAP Measures”).

  The Company opened two new stores in the second quarter of fiscal 2019 and ended the quarter with 94 stores in 24 states, or square footage growth of 2.4% from the end of the second quarter of fiscal year 2018.

  Interest expense decreased to $2.3 million from $4.3 million in the second quarter of fiscal year 2018. Interest expense for the second quarter of fiscal year 2018 included a $1.6 million write-off of debt discount and deferred financing fees associated with the Company’s prior term loan.

  Net income was $5.5 million compared to net income of $6.6 million in the second quarter of fiscal year 2018. Adjusted net income in the second quarter of fiscal 2019 was $5.7 million, which excludes expenses incurred relating to the recruitment and hiring of various key members of the senior management team. Adjusted net income in the second quarter of fiscal 2018 was $7.8 million, which excludes the write-off of deferred financing fees and debt discount associated with the Company’s old term loan (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.13 compared to diluted earnings per share of $0.15 for the second quarter of fiscal year 2018. Adjusted diluted earnings per share was $0.13 in the second quarter of fiscal 2019 compared to adjusted diluted earnings per share of $0.18 in the second quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $15.8 million compared to $19.0 million in the second quarter of fiscal year 2018 (see "GAAP and Non-GAAP Measures").

For the twenty-six weeks ended August 3, 2019:

  Net sales increased by 0.6% to $385.8 million from $383.3 million in the first half of fiscal year 2019 primarily due to new store openings. Same store sales decreased by 1.8% from the comparable prior year period.

  Income from operations was $4.4 million compared to $9.5 million in the first half of fiscal year 2018. Adjusted income from operations was $5.0 million in the first half of fiscal 2019, which excludes expenses related to the transition of our CFO and recruitment and hiring of various key members of the senior management team. Adjusted income from operations was $12.2 million in the second quarter of fiscal 2018, which excludes charges incurred with the retirement of the Company’s former CEO (see “GAAP and Non-GAAP Measures”).

  Interest expense decreased to $4.5 million from $7.9 million in the first half of fiscal year 2018. Interest expense for the first half of fiscal year 2018 included a $1.6 million write-off of debt discount and deferred financing fees associated with the Company’s prior term loan.

  Net income was $0.04 million compared to net income of $0.7 million in the first half of fiscal year 2018. Adjusted net income in the first half of fiscal 2019 was $0.5 million, which excludes expenses incurred relating to the transition of our CFO and the recruitment and hiring of various key members of the senior management team. Adjusted net income in the first half of fiscal 2018 was $4.2 million, which excludes the write-off of deferred financing fees and debt discount associated with the Company’s prior term loan and the charges incurred with the retirement of the Company’s former CEO (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.00 compared to diluted earnings per share of $0.02 for the first half of fiscal year 2018. Adjusted diluted earnings per share was $0.01 in the first half of fiscal 2019 compared to adjusted diluted earnings per share of $0.10 in the first half of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $16.2 million compared to $23.8 million in the first half of fiscal year 2018 (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of August 3, 2019:

  Total debt: $158.8 million consisting of $127.1 million outstanding under the Company’s revolving credit facility and $31.7 million outstanding under the term loan, net of unamortized debt issuance costs.

  Total liquidity (cash plus $51.6 million of availability on revolving credit facility): $53.1 million

Third Quarter and Fiscal Year 2019 Outlook:

For the third quarter of fiscal year 2019, net sales are expected to be in the range of $231.0 million to $239.0 million based on a change in same store sales in the range of 1.5% to 4.5% compared to the corresponding period of fiscal year 2018. Net income is expected to be in the range of $9.0 million to $11.7 million with diluted earnings per share of $0.21 to $0.27 on a weighted average of approximately 43.2 million estimated common shares outstanding.

For fiscal year 2019, net sales are expected to be in the range of $866.0 million to $884.0 million based on a change in same store sales in the range of 0.0% to 2.0% compared to fiscal year 2018. Adjusted net income is expected to be in the range of $20.8 million to $26.0 million with adjusted earnings per diluted share of $0.48 to $0.60 on a weighted average of approximately 43.2 million estimated common shares outstanding, when adjusted for the executive transition costs incurred in the first half of fiscal 2019 relating to the transition of the Company’s CFO and the recruitment and hiring of various key members of the senior management team (see “GAAP and Non-GAAP Measures”).

Conference Call Information:

A conference call to discuss second quarter fiscal 2019 financial results is scheduled for today, August 28, 2019, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We define adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus expenses incurred relating to the transition of our CFO and the recruitment and hiring of various other key members of management, charges incurred in conjunction with the retirement of the Company’s former CEO and the write-off of deferred financing fees and debt discount associated with the Company’s prior term loan refinanced in the second fiscal quarter of 2018, as applicable. Adjusted diluted earnings per share is diluted earnings per share excluding the impact of expenses incurred relating to the transition of our CFO and the recruitment and hiring of  other key members of management, charges incurred in conjunction with the retirement of the Company’s former CEO and the write-off of deferred financing fees and debt discount associated with the Company’s prior term loan refinanced in the second fiscal quarter of 2018, as applicable. We define Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release, except for adjusted interest expense which is reconciled above. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our strategic initiatives and our outlook for the third quarter and full fiscal year 2019.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s ability to integrate its new Chief Financial Officer; the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations, risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019 which was filed with the SEC on March 29, 2019 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is an outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:
ICR, Inc.
Rachel Schacter
(203) 682-8200
investors@sportsmanswarehouse.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended

	August 3, 2019	% of net sales	August 4, 2018	% of net sales

Net sales	$211,766	100.0%	$203,288	100.0%
Cost of goods sold	138,544	65.4%	131,011	64.4%
Gross profit	73,222	34.6%	72,277	35.6%

Operating expenses:
Selling, general and administrative expenses	63,460	30.0%	59,088	29.1%
Income from operations	9,762	4.6%	13,189	6.5%
Interest expense	2,353	1.1%	4,334	2.1%
Income before income tax expense	7,409	3.5%	8,855	4.4%
Income tax expense	1,911	0.9%	2,304	1.1%
Net income	$5,498	2.6%	$6,551	3.3%

Earnings per share
Basic	$0.13		$0.15
Diluted	$0.13		$0.15

Weighted average shares outstanding
Basic	43,130		42,896
Diluted	43,155		42,921

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Twenty-six Weeks Ended

	August 3, 2019	% of net sales	August 4, 2018	% of net sales

Net sales	$385,783	100.0%	$383,347	100.0%
Cost of goods sold	258,388	67.0%	255,504	66.7%
Gross profit	127,395	33.0%	127,843	33.3%

Operating expenses:
Selling, general and administrative expenses	122,990	31.9%	118,305	30.9%
Income from operations	4,405	1.1%	9,538	2.4%
Interest expense	4,458	1.2%	7,891	2.1%
(Loss) income before income tax expense	(53)	(0.1%)	1,647	0.3%
Income tax (benefit) expense	(92)	0.0%	925	0.2%
Net Income	$39	(0.1%)	$722	0.1%

Earnings per share
Basic	$0.00		$0.02
Diluted	$0.00		$0.02

Weighted average shares outstanding
Basic	43,065		42,812
Diluted	43,090		42,837

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	August 3, 2019	February 2, 2019
Current assets:
Cash	$1,475	$1,547
Accounts receivable, net	239	249
Merchandise inventories	289,311	276,600
Income tax receivable	1,080	-
Prepaid expenses and other	10,653	15,174
Total current assets	302,758	293,570
Operating lease right of use asset	183,486	-
Property and equipment, net	97,984	92,084
Deferred income taxes	-	2,997
Definite lived intangible assets, net	233	246
Total assets	$584,461	$388,897

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,890	$24,953
Accrued expenses	58,051	56,384
Operating lease liability, current	32,483	-
Income taxes payable	-	1,838
Revolving line of credit	127,126	144,306
Current portion of long-term debt, net of discount and debt issuance costs	7,915	7,915
Current portion of deferred rent	-	5,270
Total current liabilities	290,465	240,666

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	23,760	27,717
Deferred income taxes	412	-
Operating lease liability, noncurrent	181,117	-
Deferred rent, noncurrent	-	41,854
Total long-term liabilities	205,289	69,571
Total liabilities	495,754	310,237

Stockholders’ equity:
Common stock	432	430
Additional paid-in capital	85,422	84,671
Accumulated earnings (deficit)	2,853	(6,441)
Total stockholders’ equity	88,707	78,660
Total liabilities and stockholders' equity	$584,461	$388,897

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	August 3, 2019	August 4, 2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$39	$722
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	9,245	8,887
Amortization and write-off of discount on debt and deferred financing fees	170	1,893
Amortization of Intangible	13	276
Change in deferred rent	-	(865)
Gain on asset dispositions	(311)	-
Noncash lease expense	14,895	-
Deferred income taxes	307	120
Stock based compensation	948	2,054
Change in assets and liabilities:
Accounts receivable, net	10	(69)
Operating lease liabilities	(15,788)	-
Merchandise inventory	(12,710)	(58,474)
Prepaid expenses and other	634	(1,804)
Accounts payable	39,040	36,332
Accrued expenses	1,860	3,420
Income taxes payable and receivable	(2,918)	(3,676)
Net cash provided by (used in) operating activities	35,434	(11,184)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14,761)	(10,585)
Proceeds from sale of property and equipment	311	-
Net cash used in investing activities	(14,450)	(10,585)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on line of credit	(17,180)	113,829
Increase in book overdraft	319	5,860
Proceeds from issuance of common stock per employee stock purchase plan	174	202
Payment of withholdings on restricted stock units	(369)	(699)
Borrowings on term loan	-	40,000
Payment of deferred financing costs	-	(1,331)
Principal payments on long-term debt	(4,000)	(135,127)
Net cash (used in) provided by financing activities	(21,056)	22,734

Net change in cash	(72)	965
Cash at beginning of year	1,547	1,769
Cash at end of period	$1,475	$2,734

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Thirteen Weeks Ended		For the Twenty-six Weeks Ended

	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Income from operations	$9,762	$13,189	$4,405	$9,538
Executive transition costs (1)	266	-	623	-
CEO retirement (2)	-	-	-	2,647
Adjusted income from operations	$10,028	$13,189	$5,028	$12,185

Reconciliation of GAAP net income and GAAP diluted weighted average shares outstanding to adjusted net income and adjusted weighted average shares outstanding:

Numerator:
Net income	$5,498	$6,551	$39	$722
Executive transition costs (1)	266	-	623	-
CEO retirement (2)	-	-	-	2,647
Deferred financing fee write-off (3)	-	1,617	-	1,617
Less tax benefit	(69)	(414)	(161)	(813)
Adjusted net income	$5,695	$7,754	$501	$4,173

Denominator:
Diluted weighted average shares outstanding	43,155	42,921	43,090	42,837

Reconciliation of earnings per share:
Dilutive earnings per share	$0.13	$0.15	$-	$0.02
Impact of adjustments to numerator and denominator	-	0.03	0.01	0.08
Adjusted diluted earnings per share	$0.13	$0.18	$0.01	$0.10

Reconciliation of net income to adjusted EBITDA:
Net income	$5,498	$6,551	$39	$722
Interest expense	2,353	4,334	4,458	7,891
Income tax expense (benefit)	1,911	2,304	(92)	925
Depreciation and amortization	4,645	4,500	9,258	9,163
Stock-based compensation expense (4)	494	482	947	967
Pre-opening expenses (5)	672	795	1,001	1,511
Executive transition costs (1)	266	-	623	-
CEO retirement (2)	-	-	-	2,647
Adjusted EBITDA	$15,839	$18,966	$16,234	$23,826

(1) Expenses incurred relating to the transition of our CFO (incurred only in Q1 2019) and the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.
(2) Expenses incurred in conjunction with the retirement of our former CEO during Q1 2018.
(3) Write-off of deferred financing fees and debt discount relating to our prior term loan.
(4) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance
Incentive Plan and employee stock purchase plan.
(5) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of third quarter and 2019 full year guidance:

	Estimated Q3 '19		Estimated FY '19
	Low	High	Low	High
Numerator:
Net income	$9,000	$11,700	$20,300	$25,500
Executive transition costs (1)	-	-	462	462
Adjusted net income	$9,000	$11,700	$20,762	$25,962
Denominator:
Diluted weighted average shares outstanding	43,200	43,200	43,200	43,200

Reconciliation of earnings per share:
Diluted earnings per share	$0.21	$0.27	$0.47	$0.59
Impact of adjustments to numerator and denominator	-	-	0.01	0.01
Adjusted diluted earnings per share	$0.21	$0.27	$0.48	$0.60

(1) Expenses incurred relating to the transition of our CFO and the recruitment and hiring of various key members of our senior management team, net of tax. These events are not expected to be recurring.